EXHIBIT 23.3
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CLARK, WILSON                 Our File No.    27581-0001 / D/VZH/562013.1
BC'S Law Firm for Business
                                                      Clark, Wilson
                                                      Barristers & Solicitors
                                                      Patent & Trade-Mark Agents
                                                      800-885 W Georgia Street
                                                      Vancouver, BC   V6C 3H1
                                                      Tel.       604.687.5700
                                                      Fax        604.687.6314

February 26, 2004



Semotus Solutions, Inc.
16400 Lark Avenue, Suite 230
Los Gatos, California  95032

Dear Sirs:

          RE:  COMMON STOCK OF SEMOTUS SOLUTIONS, INC.
               REGISTERED ON FORM S-3
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          We have acted as counsel to Semotus Solutions, Inc., a Nevada corporation (the "Company"), in connection with the filing of a registration statement on Form S-3 (the "Registration Statement") in connection with the registration under the SECURITIES ACT OF 1933, as amended, of up to 3,648,688 shares of the Company's common stock for resale by certain selling stockholders named in the Registration Statement. As further described in the Registration Statement, filed on February 27, 2004, the Company is registering for resale:

         (a) 1,959,523 shares of common stock which were issued to certain selling stockholders in a private placement on January 14, 2004;

         (b) 64,350 shares of common stock which were issued to certain selling stockholders in partial payment of placement fees;

         (c) 187,500 shares of common stock which were issued to a certain selling stockholder in consideration for the termination of any and all remaining obligations under an Agreement of Merger dated as of July 10, 2000;

         (d) 60,805 shares of common stock which were issued to certain selling stockholders in consideration for a settlement agreement;

         (e) 846,154 shares of common stock which were issued to a certain selling stockholder upon the exercise of certain share purchase warrants issued in partial consideration for the repurchase by the Company of all its outstanding shares of Series B Convertible Preferred Stock;

         (collectively, the "Issued Shares")

         (f) up to 489,880 shares of common stock (the "Warrant Shares") which are issuable to certain selling stockholders upon the exercise of certain share purchase warrants issued in connection with the private placement on January 14, 2004; and
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         (g) up to 40,476 shares of common stock (the "Placement Shares") which are issuable to certain selling stockholders upon the exercise of certain share purchase warrants issued in partial payment of placement fees.

          We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

          Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

         (i) the Issued Shares were duly and validly authorized and issued, fully paid and non-assessable;

         (ii) the Warrant Shares have been duly authorized and, if and when issued upon the exercise of the related warrants in accordance with their terms, will be duly and validly authorized and issued, fully paid and non-assessable; and

         (iii) the Placement Shares have been duly authorized and, if and when issued upon the exercise of the related warrants in accordance with their terms, will be duly and validly authorized and issued, fully paid and non-assessable.

          We have attorneys admitted to practice in California, Florida, New York, Washington, Virginia and the District of Columbia, but not admitted to practice in the State of Nevada. However, we are generally familiar with the General Corporation Law of the State of Nevada (the "NGCL") as presently in effect and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the NGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.
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          We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

                                                          Yours truly,

                                                          CLARK, WILSON